December 29, 2008

Surf a Movie Solutions Inc.
#149, 19744 Beach Boulevard
Huntington Beach, CA, 92648

Gentlemen:

We have acted as counsel for Surf a Movie Solutions Inc., a Nevada corporation, (the "Company") in connection with its filing of a Registration Statement on Form S-1 (File No. 333-____________) (the "Registration Statement") covering the offering by the Company of a minimum of 400,000 shares and a maximum of 600,000 shares (the “Shares”) of its common stock, $0.001 par value per share (the “Common Stock”) at an offering price of $0.10 per share.

In connection with this matter, we have examined the originals or copies certified or otherwise identified to our satisfaction of the following: (a) Certificate of Incorporation of the Company, as amended to date; (b) By-laws of the Company, as amended to date; and (c) the Registration Statement and all exhibits thereto.

In addition to the foregoing, we also have relied as to matters of fact upon the representations made by the Company and its representatives.  In addition, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us certified or photo static copies.

Based upon and in reliance upon the foregoing, and after examination of such corporate and other records, certificates and other documents and such matters of law as we have deemed applicable or relevant to this opinion, it is our opinion that the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Nevada, the jurisdiction of its incorporation and has full corporate power and authority to own its properties and conduct its business as  described in the Registration Statement.

The authorized capital stock of the Company consists of 50,000,000 shares of common stock, $0.001 par value, of which there are 4,000,000 shares outstanding.  Proper corporate proceedings have been taken to validly authorize such authorized capital stock and all the outstanding shares of such capital stock. The Shares, when sold as contemplated by the Registration Statement, will be duly authorized, legally issued, fully paid, and non-assessable under the corporate laws of the State of Nevada.  The shareholders of the Company have no preemptive rights with respect to the common stock of the Company.

We hereby consent to the use of firm's name, Gersten Savage LLP, and of the reference to the opinion and of the use of this opinion as an exhibit to the Registration Statement and as contained in the Registration Statement itself, specifically in the section captioned "Legal Representation."

In giving this consent, we do not hereby admit that we come within the category of a person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the general rules and regulations thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement or the prospectus within the meaning of the term "expert" as defined in Section 11 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Gersten Savage LLP
Gersten Savage LLP